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                                                                    EXHIBIT 99.1

                 OAKWOOD HOMES CORPORATION AGREES TO BE ACQUIRED
                             BY CLAYTON HOMES, INC.

Contact: Douglas R. Muir
         (336) 664-2400

GREENSBORO, N.C., November 25, 2003 - Oakwood Homes Corporation (OTCBB: OKWHQ) announced today that the Company's Board of Directors has approved an agreement pursuant to which substantially all of the Company's operations and non-cash assets would be acquired by Clayton Homes, Inc., a subsidiary of Berkshire Hathaway Inc., for approximately $373 million cash, subject to certain adjustments. All cash at closing will be left with the Company.

The purchase is expected to be accomplished through an amendment to the Company's plan of reorganization currently pending in the United States Bankruptcy Court for the District of Delaware, and is subject to the approval of the amended plan by the Company's creditors and the Bankruptcy Court, compliance with the Hart Scott Rodino Act and other customary conditions. The parties expect the proposed transaction to close by March 31, 2004. The Company has been informed that, subject to the extension of certain post-petition financing commitments, the proposed sale to Clayton has the support of the Company's Official Committee of Unsecured Creditors.

Myles E. Standish, Chairman and Chief Executive Officer of Oakwood, commented:
"Although we were poised to emerge from Chapter 11 as a standalone company, after considering Clayton's offer, the Board and the creditor's committee decided that the cash recovery provided by the Clayton offer was in the best interest of the financial stakeholders. We look forward to teaming with Clayton Homes, and we believe this strategic alliance will secure the best future for Oakwood employees and business partners. We eagerly anticipate our association with the Berkshire Hathaway family of companies."

Kevin T. Clayton, Chief Executive Officer and President of Clayton Homes, stated: "Since the 1940's, Oakwood Homes has had a longstanding tradition of manufacturing, retailing and financing high value, affordable homes. The combination of our two companies presents synergistic opportunities by integrating Oakwood's plants, retail locations and mortgage-servicing platform with Clayton operations to efficiently serve a greater number of markets. We recognize and respect Oakwood's outstanding independent and Company-owned retailers and look forward to contributing additional value to those relationships, as well as continuing to provide high quality product offerings and value to our existing independent and company-owned retailers. We intend to employ a substantial majority of Oakwood's employees and continue to operate the acquired operations under the Oakwood name and sell product under the quality brand names Schult, Marlette, Golden West and Crest."

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This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information available to, the Company's management. These statements include the parties' expectation that the transaction will be consummated by March 31, 2004.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: the proposed transaction with Clayton Homes may not be consummated; required regulatory approvals and consents necessary to consummate the transaction may not be obtained and any other factors that generally affect companies in bankruptcy proceedings or in these lines of business could also adversely impact the Company.

In addition, the views of the Company are subject to certain risks related to the Chapter 11 bankruptcy proceedings, including the Court may not approve the disclosure statement relating to an amended plan of reorganization; the creditors may not approve an amended plan of reorganization; the Company may not be able to obtain the Court's approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company may not be able to confirm or consummate one or more plans of reorganization with respect to the Chapter 11 cases; and third parties may seek and obtain Court approval to terminate or shorten the exclusivity period that the Company has to propose and confirm one or more plans of reorganization.

Should the Company's underlying assumptions prove incorrect or should one or more of the risks and uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.

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